Exhibit 99.1

Hennessy Capital Acquisition Corp. II Announces Pricing of $175 Million Initial Public Offering

NEW YORK, July 22, 2015 /PRNewswire/ -- Hennessy Capital Acquisition Corp. II (the “Company”) announced today that it priced its initial public offering of 17,500,000 units at $10.00 per unit. Each unit issued in the initial public offering consists of one share of the Company's common stock and one warrant to purchase one half of one share of common stock at an exercise price of $5.75 per half share ($11.50 per full share). The Company has granted the underwriters a 45-day option to purchase up to 2,625,000 additional units to cover over-allotments, if any.  The units are expected to begin trading on Thursday, July 23, 2015 on the NASDAQ Capital Market under the symbol “HCACU”. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on the NASDAQ Capital Market under the symbols “HCAC” and “HCACW”, respectively.

Hennessy Capital Acquisition Corp. II is a newly organized blank check company founded by Daniel J. Hennessy and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company has not identified any business combination target and it has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target.  The Company’s acquisition and value creation strategy will be to identify, acquire and, after its initial business combination, build an industrial manufacturing, distribution or services business.

UBS Investment Bank, Cantor Fitzgerald & Co. and BMO Capital Markets Corp. are acting as joint book-runners for the offering. The offering is being made only by means of a prospectus, copies of which may be obtained from: UBS Investment Bank, Attn: Prospectus Department, 1285 Avenue of the Americas, New York, New York 10019, tel.: (888) 827-7275; Cantor Fitzgerald & Co., 499 Park Avenue, New York, New York 10022, Attn: Kevin Brennan, kbrennan@cantor.com, tel.: (212) 915-1970; and BMO Capital Markets Corp., 3 Times Square, 27th Floor, New York, New York 10036, Attn: BMO Prospectus Dept., tel.: (800) 414-3627.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on July 22, 2015.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.